Exhibit 99.1

Investor contacts:

Patrick Todd

Director of Investor Relations

805-690-4188

Patrick.todd@callwave.com

CallWave Announces Financial Results for Second Quarter of Fiscal 2007

Santa Barbara, Calif., February 8, 2007 — CallWave, Inc. (Nasdaq: CALL), an innovator of applications that make phones and PCs work better together, today reported financial results for the second quarter ended December 31, 2006.

Total revenue for the second quarter of fiscal 2007 was $6.9 million compared to $6.5 million reported in the first quarter of fiscal 2007. Net loss for the second quarter of fiscal 2007 was $(1.2) million, or $(0.06) per share, compared to a net loss of $(1.4) million, or $(0.07) per share reported in the first quarter of fiscal 2007.

CallWave ended the quarter with $60.6 million in cash, cash equivalents, and marketable securities compared with $61.4 million at the end of the prior quarter.

“Throughout the quarter, we maintained a laser focus on executing our strategy for long term growth and we are pleased with the progress we made toward our key objectives,” said Dave Hofstatter, President and CEO of CallWave. “We leveraged our core technology and substantial customer base to launch three new products and test new markets. In addition, we advanced our partnerships with Tier 2 carriers and continued to generate positive cash flow from operations. As we look to the future, our focus will remain on execution and winning customers. We have demonstrated our ability to preserve capital until the time is right. So when carrier or product opportunities present themselves, we will move quickly and prudently to capitalize on those opportunities to drive growth and shareholder value.”

Conference Call Details

The CallWave Second Quarter 2007 teleconference and Webcast is scheduled to begin at 4:30 p.m. Eastern Time, on Thursday, February 8, 2007. To access the call, please dial (800) 240-4186, or outside the U.S. (303) 262-2139, at least five minutes before start time. A live webcast and replay will also be available on the investor relations section of the Company’s website http://www.callwave.com. An audio replay of the call will also be available to investors beginning at 6:30 p.m. ET on February 8, 2007, through February 23, 2007, by dialing (800) 405-2236, or (303) 590-3000, and entering the passcode 11083047#.

About CallWave

CallWave is leading the way in developing applications that make phones and computers work better together. With CallWave, tasks that are difficult to do on the phone become much easier on the desktop - without changing phone numbers, handsets or service providers. CallWave enables consumers and businesses to get more out of the devices they use everyday - their computers and phones. CallWave also private-labels convergence applications, such as PC-based visual voicemail, to service providers to reduce churn, expand on-line marketing and drive revenues. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

Safe Harbor Statement

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.

CALLWAVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	As of December 31, 2006	As of June 30, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,134	$24,040
Marketable securities	41,499	36,907
Accounts receivable; net of allowance for doubtful accounts of $461 and $574, respectively	3,184	2,834
Prepaid income tax	88	88
Other current assets	1,200	973

Total current assets	65,105	64,842
Property and equipment, net	2,179	2,014
Intangible assets, net	506	533
Other assets	66	66

Total assets	$67,856	$67,455

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$1,138	$451
Accrued payroll	969	735
Deferred revenue	962	92
Other current liabilities	2,067	1,515

Total current liabilities	5,136	2,793

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0 par value; 100,000 shares authorized at December 31, 2006 and June 30, 2006; 20,815 and 20,800 shares issued and outstanding at December 31, 2006 and June 30, 2006, respectively	72,659	72,119
Accumulated comprehensive loss	(40)	(143)
Accumulated deficit	(9,899)	(7,314)

Total stockholders’ equity	62,720	64,662

Total liabilities and stockholders’ equity	$67,856	$67,455

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2006	2005	2006	2005
Revenue	$6,908	$9,538	$13,443	$20,109
Cost of sales	2,189	3,390	4,419	7,151

Gross profit	4,719	6,148	9,024	12,958
Operating expenses (1):
Sales and marketing	1,493	1,416	3,033	3,032
Research and development	1,777	1,773	3,409	3,344
General and administrative	3,440	2,658	6,764	4,978
Impairment of long-lived assets	—	—	—	243

Total operating expenses	6,710	5,847	13,206	11,597

Operating income (loss)	(1,991)	301	(4,182)	1,361
Interest income	798	578	1,597	1,083

Income (loss) before income taxes	(1,193)	879	(2,585)	2,444
Income tax expense	—	2,296	—	2,929

Net loss	$(1,193)	$(1,417)	$(2,585)	$(485)

Net loss per share:
Basic and diluted	$(0.06)	$(0.07)	$(0.12)	$(0.02)
Weighted average common shares outstanding
Basic and diluted	20,813	20,617	20,807	20,487
(1) Includes stock-based compensation as follows:
Sales and marketing	$48	$15	$93	$64
Research and development	91	39	166	66
General and administrative	122	53	261	79

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(2,585)	$(485)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	390	425
Impairment of long-lived assets	—	243
Stock based compensation	520	209
Deferred income taxes	—	2,929
Inventory writeoff	—	314
Bad debt expense	701	1,084
Gain on sale of marketable securities	(12)	—

Changes in operating assets and liabilities:
Accounts receivable, net of bad debt expense	(1,051)	9
Inventory	—	140
Prepaid income taxes	—	(222)
Other assets	(279)	9
Accounts payable	687	(185)
Accrued payroll and other liabilities	777	(3)
Deferred revenues	870	(691)
Income taxes payable	9	—

Net cash provided by operating activities	27	3,776

Cash flows from investing activities:
Purchases of marketable securities	(58,703)	(7,326)
Sales of marketable securities	54,226	20,713
Purchases of property and equipment	(528)	(151)

Net cash provided by (used in) investing activities	(5,005)	13,236

Cash flows from financing activities:
Proceeds from exercises of stock options	72	1,535

Net cash provided by financing activities	72	1,535

Net increase (decrease) in cash and cash equivalents	(4,906)	18,547
Cash and cash equivalents at beginning of the period	24,040	16,828

Cash and cash equivalents at end of the period	$19,134	$35,375

Supplemental disclosures of cash flow information
Cash paid for:
Income taxes	$—	$223